CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,300,000	$150.93

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated March 28, 2011 (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated August 31, 2010 and Index Supplement dated August 31, 2010)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$1,300,000 Notes due April 2, 2014 Linked to the Performance of the S&P 500® Index Global Medium-Term Notes, Series A, No. E-6463

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	March 28, 2011

Issue Date:	March 31, 2011

Final Valuation Date:	March 28, 2014*

Maturity Date:	April 2, 2014** (resulting in a term to maturity of approximately 36 months)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	S&P 500® Index (the “Index”) (Bloomberg ticker symbol “SPX <Index>”)

Index Business Day:	A day, as determined by the Calculation Agent, on which trading is generally conducted on each of the relevant exchange(s) for the Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Annual Coupon:

With respect to each Observation Period, an amount in cash per $1,000 principal amount of the Notes calculated as follows:

•       If the Annual Index Return for such Observation Period is greater than or equal to 0%, the Maximum Digital Percentage; and

•       If the Annual Index Return for such Observation Period is less than 0%, the Minimum Digital Percentage.

Annual Index Return:

For each Observation Period, the Annual Index Return is the performance of the Index during such Observation Period, calculated as follows:

Ending Annual Level – Starting Annual Value

Starting Annual Value

Starting Annual Value:

For the first Observation Period, the Starting Annual Value of the Index will be the Initial Level of the Index on the Initial Valuation Date.

For each subsequent Observation Period, the Starting Annual Value of the Index will be the Closing Level of the Index on the Observation Date that occurs at the end of the immediately preceding Observation Period.

Ending Annual Value:	For each Observation Period, the Closing Level of the Index on the Observation Date that occurs at the end of such Observation Period.

Observation Periods:

The first Observation Period shall be from the Initial Valuation Date to and including the first Observation Date.

The second Observation Period shall be from the first Observation Date to and including the second Observation Date.

The final Observation Period shall be from the second Observation Date to and including the final Observation Date.

Annual Coupon Payment Dates:	The third Business Day after the Observation Date that is the end of the applicable Observation Period (provided that the final Annual Coupon Payment Date will be the Maturity Date).

Maximum Digital Percentage:	5.50%

Minimum Digital Percentage:	1.00%

Buffer Percentage:	20%

Observation Dates*:	First Observation Date: March 28, 2012 Second Observation Date: March 28, 2013 Final Observation Date: March 28, 2014

Payment at Maturity:

If you hold your Notes to maturity, you will receive a cash payment, in addition to payment of the final Annual Coupon, determined as follows:

If the Index Return is greater than or equal to -20%, you will receive a cash payment per $1,000 principal amount Note equal to $1,000.

If the Index Return is less than -20%, you will receive a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 multiplied by the sum of (i) the Index Return and (ii) Buffer Percentage. Accordingly, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [($1,000 × (Index Return + Buffer Percentage)]

If the Index declines by more than 20% from the initial level to the final level, you will lose 1% of the principal amount of your Notes for every 1% that the Index Return falls below -20%. You may lose up to 80% of your initial investment (without taking into account the payment of any Annual Coupon payments). Any payment on the Notes, including any payments due at or prior to maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Index Return:	The performance of the Index from the initial level to the final level, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	1,310.19, the Closing Level of the Index on the initial valuation date.

Final Level:	The Closing Level of the Index on the final valuation date.

Closing Level:	For any Index Business Day, the closing value of the Index published at the regular weekday close of trading on that Index Business Day as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “SPX <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing value of the Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-90 of the accompanying Prospectus Supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KEL1 and US06738KEL17

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	2.45%	97.55%
Total	$1,300,000	$31,850	$1,268,150

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 2.45% of the principal amount of the notes, or $24.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 and the index supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

•	Index Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201630/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Examples of Calculations Relating to the Notes

Examples of Step-by-Step Calculations of Annual Coupons and Payment due at Maturity

The following examples set forth hypothetical step-by-step calculations of Annual Coupon payments and the payment due at maturity given a hypothetical range of performance for the Index. The levels of the Index shown in the examples below have been arbitrarily chosen for illustrative purposes only and are purely hypothetical. The numbers appearing in the following examples have been rounded for ease of reference and do not take into account any tax consequences from investing in the Notes. These examples make the following assumptions:

•	Initial Level of the Index on the Initial Valuation Date: 1,310.19

•	Closing Level of the Index on the first Observation Date: 1,441.21

•	Closing Level of the Index on the second Observation Date: 1,297.09

•	Closing Level of the Index on the final Observation Date: 1,361.94

Calculation of the Annual Coupon Payment in Respect of the First Observation Period

Because the Initial Level of the Index on the Initial Valuation Date is 1,310.19 and the Closing Level of the Index on the first Observation Date is 1,441.21, such levels are the Starting Annual Value and the Ending Annual Value for the first Observation Period. Because the Annual Index Return of 10.00% is not less than 0%, investors will receive on the first Annual Coupon Payment Date an Annual Coupon amount per $1,000 principal amount of the Notes calculated as follows:

$1,000 × Maximum Digital Percentage, or $1,000 × 5.50% = $55.00

PS–2

Calculation of the Annual Coupon Payment in Respect of the Second Observation Period

Because the Closing Level of the Index on the first Observation Date Date is 1,441.21 and the Closing Level of the Index on the second Observation Date is 1,297.09, such levels are the Starting Annual Value and the Ending Annual Value for the second Observation Period. Because the Annual Index Return of -10.00% is less than 0%, investors will receive on the second Annual Coupon Payment Date an Annual Coupon amount per $1,000 principal amount of the Notes calculated as follows:

$1,000 × Minimum Digital Percentage, or $1,000 × 1.00% = $10.00

Calculation of the Annual Coupon Payment in Respect of the final Observation Period

Because the Closing Level of the Index on the second Observation Date Date is 1,297.09 and the Closing Level of the Index on the final Observation Date is 1,361.94, such levels are the Starting Annual Value and the Ending Annual Value for the third Observation Period. Because the Annual Index Return of 5.00% is not less than 0%, investors will receive on the final Annual Coupon Payment Date (in addition to the payment at maturity calculated as set forth under “Payment at Maturity” in this pricing supplement) an Annual Coupon amount per $1,000 principal amount of the Notes calculated as follows:

$1,000 × Maximum Digital Percentage, or $1,000 × 5.50% = $55.00

Calculation of the Total Return on the Notes

Because the Final Level of the Index of 1,361.94 is greater than the Initial Level of 1,310.19, the Index Return is not less than -20% and the payment at maturity per $1,000 principal amount of the Notes will be equal to $1,000 (in addition to the final Annual Coupon payment of $55.00). Because the aggregate Annual Coupon payments shown in the examples above equal $120.00 ($55.00 + $10.00 + $55.00), the total payments that will be received by investors over the term of the Notes are equal to $1,120.00, representing a 12% total return on investment of the Notes.

Examples of Hypothetical Total Return on the Notes Assuming a Range of Performance for the Index

The following table illustrates the hypothetical total return at maturity on the Notes (assuming a range of performance for the Index and further assuming a range of hypothetical Annual Coupons). The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following examples assume an Initial Level of the Index on the Initial Valuation date of 1,310.19, the Buffer Percentage of 20% and the hypothetical aggregate Annual Coupon payments described below. These examples do not take into account any tax consequences from investing in the Notes.

Final Level	Index Return	Payment at Maturity (Excluding Final Annual Coupon Payment)	Hypothetical Total Coupon Payments	Hypothetical Total Payments on the Notes	Total Return on Notes (Including Annual Coupons)
2,620.38	100.00%	$1,000.00	$165.00*	$1,165.00	16.50%
2,489.36	90.00%	$1,000.00	$165.00*	$1,165.00	16.50%
2,358.34	80.00%	$1,000.00	$165.00*	$1,165.00	16.50%
2,227.32	70.00%	$1,000.00	$165.00*	$1,165.00	16.50%
2,096.30	60.00%	$1,000.00	$165.00*	$1,165.00	16.50%
1,965.29	50.00%	$1,000.00	$165.00*	$1,165.00	16.50%
1,834.27	40.00%	$1,000.00	$120.00**	$1,120.00	12.00%
1,703.25	30.00%	$1,000.00	$120.00**	$1,120.00	12.00%
1,572.23	20.000%	$1,000.00	$120.00**	$1,120.00	12.00%
1,441.21	10.00%	$1,000.00	$120.00**	$1,120.00	12.00%
1,375.70	5.00%	$1,000.00	$75.00***	$1,075.00	7.50%
1,310.19	0.00%	$1,000.00	$75.00***	$1,075.00	7.50%
1,244.68	-5.00%	$1,000.00	$75.00***	$1,075.00	7.50%
1,179.17	-10.00%	$1,000.00	$75.00***	$1,075.00	7.50%
1,113.66	-15.00%	$1,000.00	$75.00***	$1,075.00	7.50%
1,048.15	-20.00%	$1,000.00	$30.00****	$1,030.00	3.00%
917.13	-30.00%	$900.00	$30.00****	$930.00	-7.00%
786.11	-40.00%	$800.00	$30.00****	$830.00	-17.00%
655.10	-50.00%	$700.00	$30.00****	$730.00	-27.00%
524.08	-60.00%	$600.00	$30.00****	$630.00	-37.00%
393.06	-70.00%	$500.00	$30.00****	$530.00	-47.00%
262.04	-80.00%	$400.00	$30.00****	$430.00	-57.00%
131.02	-90.00%	$300.00	$30.00****	$330.00	-67.00%
0.00	-100.00%	$200.00	$30.00****	$230.00	-77.00%

*	Assumes that the Annual Index Return was greater than or equal to 0% for all three Observation Periods, resulting in an Annual Coupon payment per $1,000 principal amount of the Notes in respect of Observation Period equal to $1,000 multiplied by the Maximum Digital Percentage, or $55.00 per Observation Period and $165.00 in the aggregate.

PS–3

**	Assumes that (i) the Annual Index Return was greater than or equal to 0% for two Observation Periods, resulting in an Annual Coupon payment per $1,000 principal amount of the Notes in respect of such Observation Periods equal to $1,000 multiplied by the Maximum Digital Percentage, or $55.00 for each such Observation Period and (ii) the Annual Index Return was less than 0% for one Observation Period, resulting in an Annual Coupon in respect of such Observation Period per $1,000 principal amount of the Notes equal to $1,000 multiplied by the Minimum Digital Percentage, or $10.00. The total hypothetical coupon payments given these assumptions would be equal to $55.00 + $55.00 + $10.00, or $120.00 in the aggregate.
***	Assumes that (i) the Annual Index Return was less than 0% for two Observation Periods, resulting in an Annual Coupon payment per $1,000 principal amount of the Notes in respect of such Observation Periods equal to $1,000 multiplied by the Minimum Digital Percentage, or $10.00 for each such Observation Period and (ii) the Annual Index Return was greater than or equal to 0% for one Observation Period, resulting in an Annual Coupon in respect of such Observation Period per $1,000 principal amount of the Notes equal to $1,000 multiplied by the Maximum Digital Percentage, or $55.00. The total hypothetical coupon payments given these assumptions would be equal to $10.00 + $10.00 + $55.00, or $75.00 in the aggregate.
****	Assumes that the Annual Index Return was less than 0% for all three Observation Periods, resulting in an Annual Coupon payment per $1,000 principal amount of the Notes in respect of Observation Period equal to $1,000 multiplied by the Minimum Digital Percentage, or $10.00 per Observation Period and $30.00 in the aggregate.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Index increases from an Initial Level on the Initial Valuation Date of 1,310.19 to a Final Level on the Final Valuation Date of 1,965.29 and the aggregate annual coupon payments are equal to $165.00.

Because the Final Level of 1,965.29 is greater than the Initial Level of 1,310.19 and the Index Return of 50% is not less than -20%, the investor receives a payment at maturity of $1,000.00 per $1,000 principal amount Note plus the final Annual Coupon payment.

The total return on investment of the Notes (including payment of the Annual Coupons) is 16.50%.

Example 2: The level of the Index decreases from an Initial Level on the Initial Valuation Date of 1,310.19 to a Final Level on the Final Valuation Date of 1,179.17 and the aggregate annual coupon payments are equal to $75.00.

Because the Final Level of 1,179.17 is less than the Initial Level of 1,310.19 and the Index Return of -10% is not less than -20%, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note plus the final Annual Coupon payment.

The total return on investment of the Notes (including payment of the Annual Coupons) is 7.50%.

Example 3: The level of the Index decreases from Initial Level on the Initial Valuation Date of 1,310.19 to a Final Level on the Final Valuation Date of 917.13 and the aggregate annual coupon payments are equal to $30.00.

Because the Final Level of 917.13 is less than the Initial Level of 1,310.19 and the Index Return of -30% is less than -20%, the investor will receive, in addition to the final Annual Coupon payment, a payment at maturity of $900.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [($1,000 × (Index Return + Buffer Percentage)]

$1,000 + [($1,000 × (-30.00% + 20.00%)] = $900.00

The total return on the investment of the Notes (including payment of the Annual Coupons) is -7.00%.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The observation dates, the final valuation date, the maturity date and the annual coupons and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” with respect to Index; and

PS–4

•	For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices”.

•

Limited Protection Afforded by the Buffer Percentage—If the Index Return is negative, payment at maturity of the Notes will depend on the extent to which the Index Return falls below -20%. If the Index Return is less than -20%, you will lose 1% of the principal amount of your Notes for every 1% that the Index Return falls below -20%. You may lose up to 80% of the principal amount of your Notes, without considering payment of the Annual Coupons. Any payment on the Notes, including any annual coupons and any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

•

Diversification Among U.S. Equities of the S&P 500® Index—The return on the Notes is linked to the S&P 500® Index. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the Index Supplement.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a prepaid income-bearing executory contract with respect to the Index.

If your Notes are so treated, it would be reasonable (i) to treat the Annual Coupons you receive on the Notes as items of ordinary income taxable in accordance with your regular method of accounting for U.S. federal income tax purposes and (ii) to recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time (other than amounts attributable to the Annual Coupon) and your basis in the Notes for U.S. Federal income tax purposes. Such capital gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year. Long-term capital gain of a noncorporate U.S. holder that is recognized in a taxable year beginning before January 1, 2013 is generally taxed at a maximum rate of 15%. Long-term capital gain of a noncorporate U.S. holder that is recognized in a taxable year beginning on or after January 1, 2013 is generally taxed at preferential rates.

Any character mismatch arising from your inclusion of ordinary income and long-term capital loss (if any) upon the sale or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Index that is issued by you to us. For a discussion of the tax considerations applicable to this alternative treatment, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options” in the accompanying prospectus supplement.

PS–5

It might also be reasonable to assert that (i) you should not include the Annual Coupons in income as you receive them and instead you should reduce your basis in your Notes by the amount of the Annual Coupons that you receive; (ii) you should not include the Annual Coupons in income as you receive them and instead, upon the sale or maturity of your Notes, you should treat the Annual Coupons received as (a) an item of short-term capital gain if you receive at least your principal investment or (b) decreasing the amount of capital loss you recognize if you receive less than your principal investment; or (iii) the Annual Coupon paid at maturity should not separately be taken into account as ordinary income but instead should increase the amount of capital gain or decrease the amount of capital loss that you recognize at maturity.

It is also possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. For a discussion of these rules, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement. It is also possible that your Notes could be treated as a notional principal contract.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the index components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement and the index supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Digital Notes”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the index return is positive or negative. If the Index Return is less than -20%, you will lose 1% of the principal amount of your Notes for every 1% that the Index Return falls below -20%. You may lose up to 80% of the principal amount of your Notes, without considering payment of the Annual Coupons.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including the payment of any annual coupons and any payment due at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Your Maximum Return on the Notes Is Limited to Payment of the Annual Coupons—Your return on the Notes is limited to the Annual Coupon payments. You will not participate in any appreciation of the Index in any year during the term of the Notes beyond the Maximum Digital Percentage, which may be significant.

PS–6

•

No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

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The Annual Index Return for Each Observation Period and, Accordingly, the Annual Coupon Payable in Respect of any Observation Period is Not Based on the Level of the Index at any Time Other than the Starting Annual Value and Ending Annual Value of the Index for such Observation Period—The Starting Annual Value and Ending Annual Value of the Index for any Observation Period will be based solely on the Closing Level of the Index on the Observation Dates that represent the beginning and end of such Observation Period, respectively (or, in the case of the first Observation Period, the Initial Valuation Date and the first Observation Date). Therefore, if the level of the Index dropped precipitously on any Observation Date, the Annual Coupon payment that you will receive in respect of such Observation Period may be less than it would otherwise have been had the payment of such Annual Coupon been linked to the level of the Index prior to such drop.

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The Payment at Maturity of Your Notes (Excluding the Final Annual Coupon Payment) is Not Based on the Level of the Index at Any Time Other than the Final Level of the Index on the Final Valuation Date—The Final Level of the Index and the Index Return will be based solely on the Final Level of the Index on the Final Valuation Date as compared to the Initial Level of the Index on the Initial Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the level of the Index dropped precipitously on the Final Valuation Date, the payment at maturity that you will receive for your Notes may be less, and may be significantly less, than it would otherwise have been had the payment at maturity been linked to the level of the Index prior to such drop.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the payments you receive on the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. In addition, any character mismatch arising from your inclusion of ordinary income and long-term capital loss (if any) upon the sale or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible tax consequences of investing in the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	the dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Closing Levels of the Index from January 2, 2004 through March 28, 2011. The Closing Level of the Index on March 28, 2011 was 1,310.19.

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We obtained the Index closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on the final valuation date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

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